Exhibit 99

Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Second Quarter 2020 Net Income of $7.3 Million

LOWELL, MA, July 27, 2020 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended June 30, 2020 of $7.3 million, or $0.61 per diluted share, compared to $7.8 million, or $0.66 per diluted share, for the three months ended June 30, 2019. Net income for the six months ended June 30, 2020 amounted to $11.3 million, or $0.95 per diluted share, compared to $16.5 million, or $1.39 per diluted share, for the six months ended June 30, 2019.

As previously announced on July 21, 2020, the Company declared a quarterly dividend of $0.175 per share to be paid on September 1, 2020 to shareholders of record as of August 11, 2020.

Chief Executive Officer Jack Clancy commented, “The second quarter was highlighted by several key operating and strategic initiatives. Our branch team continued to effectively service our customers through our drive-ups and in-branch appointments with most of the non-branch team working remotely. Beginning in April, we successfully supported our customers and communities through the Paycheck Protection Program (“PPP”) and as of June 30, 2020, we had 2,709 PPP loans approved totaling $508 million with a median loan size of $67 thousand. The PPP results were truly a bank-wide effort and I am so proud that we were able to support our customers during this time of financial uncertainty.”

Mr. Clancy further commented, “Total assets, total loans, and customer deposits as of June 30, 2020 have increased by 27%, 32%, and 26%, respectively, compared to June 30, 2019. Our growth figures have been significantly impacted by both the outstanding PPP loans and the pandemic in general. Excluding PPP loans, total loans have increased by 11% compared to June 30, 2019. Deposit growth has been positively and significantly impacted by the PPP, stimulus checks and the ongoing COVID-19 pandemic as the PPP loan monies were distributed into deposit accounts and many customers are proactively building liquidity in response to the economic uncertainty caused by the pandemic. We anticipate that as the majority of PPP loans are forgiven or paid off, which we believe will occur principally over the next 12 months, and as customers spend down their PPP funds, this will result in a reduction in both loans and deposits.”

Founder and Chairman of the Board George Duncan commented, “This was truly an unprecedented quarter and the Enterprise team executed remarkably. The pandemic has presented many financial and other challenges for our team and for many of our customers, which is one reason why I am so proud of our successful participation in the Paycheck Protection Program. Our effort, teamwork and results were one of the more notable achievements that I have witnessed in my years in banking. The program was highly complex, yet our team rolled it out very quickly. Our lending team and hundreds of Enterprise bankers made an exhausting effort and ultimately we were able to assist in delivering much needed PPP funds to businesses and non-profits in our communities.”

Chief Financial Officer, Joe Lussier commented, “On July 7, 2020, our team completed a private placement with registration rights of $60 million in fixed-to-floating rate subordinated notes due 2030 and redeemable on or after July 15, 2025. We are very pleased with the successful issuance of the subordinated notes at an interest rate of 5.25%, which was among the lower end of rates realized by public banks since the pandemic began. We anticipate the additional capital would increase the Bank's total capital to risk-weighted assets ratio from 11.79% at June 30, 2020 to 13.58% on a proforma basis. We believe the additional capital positions us well for the economic uncertainty surrounding the pandemic and also positions us to take advantage of market opportunities in the years ahead. We also issued subordinated notes in 2000 and 2015 and after the July issuance the total outstanding amount of subordinated notes is $75 million.”

Paycheck Protection Program

The PPP program was created by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and instituted by the Small Business Administration (“SBA”). The program allows entities to apply for a 1% interest rate loan with payments deferred until the date the lender receives the applicable forgiveness amount from the SBA. The PPP loans may be partially or fully forgiven by the SBA if the entity meets certain conditions. For most PPP loans, the maturity term is two years from the funding date. For PPP loans that the SBA approved on or after June 5, 2020, the loan must have a maturity of at least five years. All PPP loans are fully guaranteed by the SBA and are included in total loans outstanding. As of June 30, 2020, the Company had funded 2,636 PPP loans totaling $505.6 million.

In addition to generating interest income, the SBA pays lender’s fees for processing PPP loans. As of June 30, 2020, the Company has recorded $17.0 million in PPP related SBA fees and is accreting these fees into interest income over the life of the applicable loans. If a PPP loan is forgiven or paid off before maturity, the remaining unearned fee is realized into income at that time. During the quarter, the Company recognized $1.6 million in PPP related SBA fees. The remaining $15.4 million in fees are expected to be recognized as the PPP loans are forgiven over the next several quarters.

Results of Operations

Throughout this press release we have noted certain ratios or other measures of the Company’s performance as having been adjusted to remove the impact of PPP loans. The table on page 9 provides a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles (“GAAP”).

The net income results for the quarter ended June 30, 2020 compared to the prior year quarter were impacted by the PPP and the pandemic. The provision for loan losses increased as the Company added to general reserves to address the impact of COVID-19 on the economy and the Company's loan portfolio. Net interest income increased mainly from loan growth and PPP related income, while operating expenses increased from the Company’s strategic growth initiatives and higher salary and benefit costs related to the PPP effort and the pandemic.

Net interest income for the three months ended June 30, 2020 amounted to $32.5 million, an increase of $3.7 million, or 13%, compared to the three months ended June 30, 2019. Net interest income for the six months ended June 30, 2020 amounted to $62.4 million, an increase of $5.6 million, or 10%, compared to the six months ended June 30, 2019. The increase in net interest income was due largely to interest-earning asset growth, primarily in loans, partially offset by a decline in tax equivalent net interest margin (“net interest margin” or “margin”). The Company recognized $948 thousand in PPP interest income and $1.6 million in PPP related SBA fees, accreted to interest income, during the quarter.

Average loan balances increased $661.4 million, or 28%, for the three months ended June 30, 2020 and $443.1 million, or 19%, for the six months ended June 30, 2020, compared to the same respective 2019 period averages. Excluding PPP loans, average loan balances increased $293.5 million, or 12%, and $259.1 million, or 11%, for the three and six months ended June 30, 2020, compared to the same respective 2019 period averages.

Net interest margin was 3.59%, 3.89%, and 3.96% for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively. Net interest margin was 3.73% and 3.97% for the six months ended June 30, 2020 and June 30, 2019, respectively. Excluding PPP loans, net interest margin for the three and six months ended June 30, 2020 was 3.68% and 3.78%, respectively. The lower margin results primarily reflect the significant decline in interest rates since the comparable periods resulting in interest-earning asset yields declining faster than the cost of funding. Net interest margin for the June 2020 quarter was also impacted by higher balances in lower-yielding short-term and overnight investments than the comparable periods. Interest-earning asset yields have been impacted by a 225 basis point decrease in the Federal Funds rate since June 30, 2019, with 150 basis points of that total decline occurring in March 2020. Term interest rates have also fallen significantly over the respective periods and collectively these interest rate decreases have reduced yields on loan repricing, short-term and overnight investments and interest-earning asset growth. The Company funds these interest-earning assets principally through non-term customer deposits, which were less impacted by interest rate declines.

For the three months ended June 30, 2020, the provision for loan losses amounted to $2.7 million, compared to $955 thousand for the three months ended June 30, 2019. The provision for the quarter ended June 30, 2020 consisted of $1.9 million in general reserve factor increases primarily related to economic weakness caused by the COVID-19 pandemic and its impact on credit quality in the loan portfolio and $800 thousand related to classified and impaired loans.

For the six months ended June 30, 2020, the provision for loan losses amounted to $8.8 million, compared to $555 thousand for the six months ended June 30, 2019. The provision for the six months ended June 30, 2020 consisted of $5.2 million in general reserve factor increases primarily related to economic weakness caused by the COVID-19 pandemic and its impact on credit quality in the loan portfolio, $2.3 million related to classified and impaired loans and $1.3 million related to loan growth and other factors.

The provisions for the 2019 periods were impacted by generally positive credit metrics, partially offset by the impact of loan growth.

Non-interest income for the three months ended June 30, 2020 amounted to $4.0 million, a decrease of $30 thousand, or 1%, compared to the three months ended June 30, 2019. Quarter-to-date non-interest income decreased in 2020 due primarily to decreases in deposit and interchange fees as well as net gains on sales of securities, partially offset by net gains on sales of loans. Non-interest income for the six months ended June 30, 2020 amounted to $8.2 million, an increase of $332 thousand, or 4%, compared to the six months ended June 30, 2019. Year-to-date non-interest income increased in 2020 due primarily to increases in net gains on sales of loans. Year-to-date other miscellaneous income decreased mainly due to decreases in equity investment fair values, partially offset by derivative fee income.
Non-interest expense for the three months ended June 30, 2020, amounted to $24.3 million, an increase of $2.6 million, or 12%, compared to the three months ended June 30, 2019. Non-interest expense for the six months ended June 30, 2020, amounted to $47.0 million, an increase of $4.4 million, or 10%, compared to the six months ended June 30, 2019. Increases in non-interest expense in 2020 related primarily to the Company's strategic growth initiatives, particularly salaries and employee benefits, which also included costs related to the PPP effort and the pandemic, and to a lesser extent technology and telecommunications expenses.
Credit Quality

The Company determined its allowance for loan loss reserves using the incurred loss methodology. The allowance for loan losses to total loan ratio was 1.33% at June 30, 2020, compared to 1.31% at December 31, 2019 and 1.42% at June 30, 2019. Excluding PPP loans, which are fully guaranteed by the SBA, the allowance for loan losses to total loan ratio was 1.58% at June 30, 2020.

Non-performing assets to total assets amounted to 0.53% at June 30, 2020, compared to 0.46% at December 31, 2019 and 0.39% at June 30, 2019. Excluding PPP loans, the non-performing assets to total assets ratio was 0.60% at June 30, 2020.

The long-term impact of the pandemic on the credit quality of our loan portfolio cannot be reasonably estimated at this time. It will likely be influenced by a variety of factors including the depth and duration of the economic contraction and the extent of financial support and fiscal stimulus by the U.S. government. We will continue to closely monitor the effect on credit quality across all industry sectors in our diversified loan portfolio as the results unfold in future quarters. Management has been proactive with customers since the onset of the COVID-19 pandemic and granted short term payment deferrals to those requesting financial assistance. As of June 30, 2020, short term payment deferrals were granted on 1,130 loans amounting to $594.8 million, or 22% of the portfolio, excluding PPP loans. Management is closely monitoring loans on deferral and estimates that approximately 75% of these loans will return to payment status after the initial three-month period has expired. The remaining loans on deferral are expected to be given another three-month deferral period. These loans continue to accrue interest in accordance with their initial terms.

Key Financial Highlights

▪
Total assets amounted to $4.04 billion at June 30, 2020, compared to $3.24 billion at December 31, 2019, an increase of $802.2 million, or 25%. Since March 31, 2020, total assets have increased $670.1 million, or 20%. Excluding PPP loans, total assets have increased $312.0 million, or 10%, since December 31, 2019 and $179.9 million, or 5%, since March 31, 2020.

▪
Total loans amounted to $3.18 billion at June 30, 2020, compared to $2.57 billion at December 31, 2019, an increase of $610.7 million, or 24%. Since March 31, 2020, total loans have increased $492.2 million, or 18%. Excluding PPP loans, total loans have increased $120.5 million, or 5%, since December 31, 2019 and $2.1 million since March 31, 2020.

▪
Customer deposits were $3.57 billion at June 30, 2020, compared to $2.79 billion at December 31, 2019, an increase of $786.4 million, or 28%. Since March 31, 2020, customer deposits have increased $660.3 million, or 23%. Management believes this deposit growth was due in large part to customers depositing funds received from PPP loan advances and generally maintaining higher liquidity in response to the pandemic.

▪
Investment assets under management amounted to $880.2 million at June 30, 2020, compared to $916.6 million at December 31, 2019, a decrease of $36.4 million, or 4%. Since March 31, 2020, investment assets under management have increased $87.0 million, or 11%, primarily due to asset growth from market appreciation.

▪
Total assets under management amounted to $5.01 billion at June 30, 2020, compared to $4.25 billion at December 31, 2019, an increase of $763.7 million, or 18%. Since March 31, 2020, total assets under management have increased $753.7 million, or 18%. Excluding PPP loans, total assets under management have increased $273.5 million, or 6%, since December 31, 2019 and $263.6 million, or 6%, since March 31, 2020.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 123 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, wealth services and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 25 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of establishing a branch office in North Andover, MA and anticipates that this location will open in late 2020 or early 2021.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	June 30, 2020	December 31, 2019	June 30, 2019
Assets
Cash and cash equivalents:
Cash and due from banks	$48,483	$39,927	$46,918
Interest-earning deposits	206,280	23,867	139,961
Total cash and cash equivalents	254,763	63,794	186,879
Investments:
Debt securities at fair value	507,674	504,788	465,944
Equity securities at fair value	654	467	2,428
Total investment securities at fair value	508,328	505,255	468,372
Federal Home Loan Bank stock	2,014	4,484	1,576
Loans held for sale	1,477	601	1,376
Loans, less allowance for loan losses of $42,324 at June 30, 2020, $33,614 at December 31, 2019 and $34,351 at June 30, 2019	3,133,818	2,531,845	2,379,751
Premises and equipment, net	46,562	45,419	39,575
Lease right-of-use asset	18,737	19,048	19,339
Accrued interest receivable	16,055	12,295	12,236
Deferred income taxes, net	8,110	8,732	8,711
Bank-owned life insurance	31,079	30,776	30,462
Prepaid income taxes	616	572	1,143
Prepaid expenses and other assets	10,014	6,572	12,442
Goodwill	5,656	5,656	5,656
Total assets	$4,037,229	$3,235,049	$3,167,518
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$3,573,111	$2,786,730	$2,830,148
Brokered deposits	74,997	—	—
Total deposits	3,648,108	2,786,730	2,830,148
Borrowed funds	4,165	96,173	484
Subordinated debt	14,879	14,872	14,866
Lease liability	17,829	18,104	18,382
Accrued expenses and other liabilities	34,911	21,683	22,049
Accrued interest payable	661	846	962
Total liabilities	3,720,553	2,938,408	2,886,891
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,911,488 shares issued and outstanding at June 30, 2020, 11,825,331 shares issued and outstanding at December 31, 2019 and 11,806,008 shares issued and outstanding at June 30, 2019	119	118	118
Additional paid-in capital	95,656	94,170	92,767
Retained earnings	198,965	191,843	177,880
Accumulated other comprehensive income	21,936	10,510	9,862
Total stockholders' equity	316,676	296,641	280,627
Total liabilities and stockholders' equity	$4,037,229	$3,235,049	$3,167,518

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income:
Loans and loans held for sale	$32,693	$30,419	$63,991	$60,035
Investment securities	3,384	3,285	6,868	6,507
Other interest-earning assets	79	597	244	1,056
Total interest and dividend income	36,156	34,301	71,103	67,598
Interest expense:
Deposits	3,220	5,292	7,625	9,998
Borrowed funds	180	—	595	279
Subordinated debt	230	231	461	459
Total interest expense	3,630	5,523	8,681	10,736
Net interest income	32,526	28,778	62,422	56,862
Provision for loan losses	2,675	955	8,822	555
Net interest income after provision for loan losses	29,851	27,823	53,600	56,307
Non-interest income:
Wealth management fees	1,346	1,371	2,786	2,670
Deposit and interchange fees	1,506	1,687	3,197	3,251
Income on bank-owned life insurance, net	150	162	303	324
Net gains on sales of debt securities	—	147	100	146
Net gains on sales of loans	338	69	485	105
Other income	670	604	1,337	1,380
Total non-interest income	4,010	4,040	8,208	7,876
Non-interest expense:
Salaries and employee benefits	16,417	14,119	31,236	27,600
Occupancy and equipment expenses	2,082	2,096	4,258	4,308
Technology and telecommunications expenses	2,311	1,701	4,499	3,427
Advertising and public relations expenses	489	792	1,134	1,497
Audit, legal and other professional fees	612	438	1,217	861
Deposit insurance premiums	537	366	941	717
Supplies and postage expenses	226	262	473	486
Other operating expenses	1,655	1,979	3,250	3,707
Total non-interest expense	24,329	21,753	47,008	42,603
Income before income taxes	9,532	10,110	14,800	21,580
Provision for income taxes	2,276	2,347	3,527	5,121
Net income	$7,256	$7,763	$11,273	$16,459

Basic earnings per share	$0.61	$0.66	$0.95	$1.40
Diluted earnings per share	$0.61	$0.66	$0.95	$1.39

Basic weighted average common shares outstanding	11,902,230	11,798,942	11,871,811	11,764,901
Diluted weighted average common shares outstanding	11,918,620	11,834,507	11,898,727	11,808,833

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the six months ended	At or for the year ended	At or for the six months ended
(Dollars in thousands, except per share data)	June 30, 2020	December 31, 2019	June 30, 2019

BALANCE SHEET AND OTHER DATA
Total assets	$4,037,229	$3,235,049	$3,167,518
Loans serviced for others	93,823	95,905	86,677
Investment assets under management	880,211	916,623	857,187
Total assets under management	$5,011,263	$4,247,577	$4,111,382

Book value per share	$26.59	$25.09	$23.77
Dividends paid per common share	$0.35	$0.64	$0.32
Total capital to risk weighted assets	11.80%	11.88%	12.02%
Tier 1 capital to risk weighted assets	10.03%	10.13%	10.20%
Tier 1 capital to average assets	7.57%	8.86%	8.61%
Common equity tier 1 capital to risk weighted assets	10.03%	10.13%	10.20%
Allowance for loan losses to total loans	1.33%	1.31%	1.42%
Non-performing assets	$21,330	$14,771	$12,233
Non-performing assets to total assets	0.53%	0.46%	0.39%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.64%	1.10%	1.09%
Return on average stockholders' equity	7.39%	12.31%	12.50%
Net interest margin (tax equivalent)(1)	3.73%	3.95%	3.97%

(1) Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest earning assets.

Enterprise Bank’s proforma capital ratios provided below reflect an anticipated $53.0 million capital investment resulting from the Company’s issuance of $60.0 million in subordinated debt on July 7, 2020:

		Proforma
	June 30, 2020	June 30, 2020
Total capital to risk weighted assets	11.79%	13.58%
Tier 1 capital to risk weighted assets	10.53%	12.33%
Tier 1 capital to average assets	7.95%	9.21%
Common equity tier 1 capital to risk weighted assets	10.53%	12.33%

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. Non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.

Certain non-GAAP measures provided in this press release exclude the outstanding balance of PPP loans that the Company began originating in April 2020, and which are expected to be short-term in nature. The Company normalized for this activity in order to provide a more meaningful comparison to prior periods.

The following tables summarize the reconciliation of GAAP items to non-GAAP items (1):

(Dollars in thousands)	June 30, 2020
Total loans (GAAP)	$3,176,142
Adjustment: PPP loans	(505,557)
Adjustment: Unearned PPP fees	15,398
Total loans, excluding PPP (non-GAAP)	$2,685,983

Total assets (GAAP)	$4,037,229
Adjustment: PPP loans	(505,557)
Adjustment: Unearned PPP fees	15,398
Total assets (non-GAAP)	$3,547,070

	Three months ended	Six months ended
(Dollars in thousands)	June 30, 2020	June 30, 2020
Total average loans (GAAP)(2)	$3,056,052	$2,826,991
Adjustment: Average PPP loans	(376,727)	(188,364)
Adjustment: Average unearned PPP fees	8,867	4,433
Total average loans (non-GAAP)(2)	$2,688,192	$2,643,060

Net interest margin (tax equivalent) (GAAP)	3.59%	3.73%
Adjustment: PPP effect (1)	0.09%	0.05%
Net interest margin (tax equivalent) (non-GAAP)	3.68%	3.78%

(1) PPP loan adjustments include an elimination of PPP loans, net of unearned SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in interest income. Month end and average balances were adjusted as applicable.

(2) Total average loans include loans held for sale.